Exhibit 10.12

Mobia Medical 2802 Flintrock Trace Lakeway, TX 78738 855 628 9375 Main mobia.com
April 3, 2026
Richard Foust
Dear Richard,
You are currently a party to an employment agreement with Mobia Medical, Inc. (“Mobia”) dated April 19, 2021 (the “Prior Agreement”). You and Mobia agree to supersede the Prior Agreement to memorialize the terms of your continued employment with Mobia, as provided in this employment letter agreement (this “Agreement”), effective as of the Pricing Date (as defined in Mobia’s 2026 Incentive Award Plan) (the “Effective Date”).
Duties
You will continue to serve as Mobia’s Chief Executive Officer and perform such duties as are customarily associated with such position. You will continue to report to Mobia’s Board of Directors. This is an exempt position.
Exclusive Services
You shall perform your services on a full-time basis at a location within the United States of your choosing, subject to such travel as reasonably required in connection with your duties whenever Mobia deems necessary or requests and devote substantially all of your working time and attention to the business affairs of Mobia and its affiliates. Subject to the terms of the Restrictive Covenant Agreements (as defined below), this shall not preclude you from: (a) devoting time to personal and family investments; or (b) accepting appointment or serving as a member or trustee of any industry, civic, fraternal, religious, or charitable board, committee, or organization, or holding office or employment with any government body or agency, college, university, or other nonprofit organization, with the approval of Mobia’s Board of Directors (the “Board”), provided such activities do not interfere with your duties to Mobia, as determined in good faith by the Board.
Compensation
Your compensation will be as follows:
Base Salary
From and after the Effective Date, you will receive an annual base salary of $575,000 for all hours worked, to be paid in accordance with Mobia’s customary payroll procedures.

Annual Bonus
You will be eligible to earn an annual performance bonus under Mobia’s annual bonus plan, subject to the terms and conditions of such plan, and your bonus target will be equal to 90% of your base salary. Except as provided in the Severance Plan (as defined below), you must be employed by Mobia on the date of payment of such annual bonus in order to be eligible to receive such annual bonus. You acknowledge and agree that nothing contained in this Agreement confers upon you any right to an annual bonus in any year, and that whether Mobia pays you an annual bonus and the amount of any such annual bonus will be determined by Mobia in its sole discretion.
Equity Awards
You will be eligible to receive equity awards covering shares of Mobia’s common stock, subject to the approval of the Board or its compensation committee and the terms and conditions of Mobia’s 2026 Incentive Award Plan (or Mobia’s other stock option and equity award plans or agreements, as in effect from time to time) and an award agreement thereunder.
Benefits
You will continue to be eligible to participate in all employee benefit plans or programs that Mobia generally makes available to similarly situated employees, pursuant to the terms and conditions of such plans. You will be entitled to paid time off and all holidays in accordance with Mobia policy. Mobia reserves the right to change the compensation and benefits provided to its employees from time to time in its discretion.
Withholding
All amounts payable to you will be subject to appropriate payroll deductions and withholdings.
Expenses
You will continue to be entitled to reimbursement for all ordinary and reasonable out-of-pocket business expenses that you reasonably incur in furtherance of Mobia’s business, with appropriate documentation and in accordance with Mobia’s standard policies.
Severance
Any rights to payments or benefits you may have in connection with any termination of employment will be governed by Mobia’s Executive and Key Employee Severance and Change in Control Severance Plan (the “Severance Plan”), a copy of which has been provided to you. By signing this Agreement, you acknowledge your designation as a Tier 1 Covered Employee (as defined in the Severance Plan) in the Severance Plan and your understanding that you agree to all the terms and conditions of the Severance Plan, including the covenants and agreements contained in Sections 7 and 25 of the Severance Plan. You hereby agree to, except as provided in this Agreement, waive your rights to any severance payments or benefits provided under any other agreement with Mobia or arrangement or plan sponsored by Mobia. You agree that all compensation received by you, including under the Severance Plan, shall be subject to reduction, cancellation, forfeiture, and/or recoupment to the extent necessary to comply with the Recovery Arrangements and Section 25 of the Severance Plan, notwithstanding any other agreement to the contrary. This Agreement

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constitutes your Participation Agreement for purposes of the Severance Plan, and your execution of this Agreement satisfies that condition to participation under the Severance Plan.
In the event of a Corporate Transaction (as defined below), any then unvested stock options that Mobia granted to you prior to the Effective Date will immediately become fully vested, effective immediately prior to consummation of the Corporate Transaction. As used in this Agreement, the term “Corporate Transaction” will have the meaning set forth in Mobia’s 2007 Stock Option Plan.
In the event of your termination without Cause (as defined in the Severance Plan) or your resignation for Good Reason (as defined in the Severance Plan), you will be entitled to the accelerated vesting (and exercisability, as applicable) of such portion of any then unvested equity awards as would otherwise have vested during the twelve (12) months following your date of termination had you remained employed during such period in accordance with the terms of such awards, effective as of the date of such termination or resignation.
Section 409A
To the extent applicable, this Agreement will be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Department of Treasury regulations and other interpretive guidance issued thereunder. The parties intend that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Code and, accordingly, to the maximum extent permitted, this Agreement will be interpreted to comply with such intention. Any reimbursement of expenses or in-kind benefits payable under this Agreement shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of your taxable year following the taxable year in which you incurred the expenses. The amount of expenses reimbursed or in-kind benefits payable in one year shall not affect the amount eligible for reimbursement or in-kind benefits payable in any other taxable year of yours, and your right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.
Company Policies and Restrictive Covenant Agreements
As an employee of Mobia, you are expected to abide by Mobia’s policies and procedures and Mobia’s employee handbook. You hereby expressly confirm your continuing obligations to Mobia and any of its affiliates pursuant to Mobia’s Proprietary Information and Inventions Agreement entered into by and between you and Mobia and/or any other agreements regarding non-competition, non-solicitation, non-disparagement, confidentiality, assignment of inventions, or other similar covenants between you and Mobia (each such agreement, a “Restrictive Covenant Agreement,” and such restrictions, the “Restrictive Covenants”). You acknowledge and agree that the terms of any Restrictive Covenant Agreement are incorporated by reference in this Agreement and will survive the termination of your employment for the periods set forth in any Restrictive Covenant Agreement. You acknowledge that a remedy at law for any breach or threatened breach by you of the provisions of the Restrictive Covenant Agreements would be inadequate, and you therefore agree that Mobia shall be entitled to injunctive relief in the case of any such breach or threatened breach. Mobia may modify, revoke, suspend, or terminate any of the terms, plans, policies, and/or procedures described in the employee handbook, if any, or as otherwise communicated to you, in whole or part, at any time, with or without notice.

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Other Protections
You acknowledge that Mobia has provided you with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (a) you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of confidential information that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; (b) you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of confidential information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (c) if you file a lawsuit for retaliation by Mobia for reporting a suspected violation of law, you may disclose the confidential information to your attorney and use the confidential information in the court proceeding, if you file any document containing the confidential information under seal, and do not disclose the confidential information, except pursuant to court order. In addition, nothing in this Agreement or the Proprietary Information and Inventions Agreement shall prevent you from: (x) communicating directly with, cooperating with, or providing information to, or receiving financial awards from, any federal, state, or local government agency, including the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice, the U.S. Equal Employment Opportunity Commission, or the U.S. National Labor Relations Board, without notifying or seeking permission from Mobia; (y) exercising any rights you may have under Section 7 of the U.S. National Labor Relations Act, such as the right to engage in concerted activity, including collective action or discussion concerning wages or working conditions; or (z) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination based on a protected characteristic or any other conduct that you have reason to believe is unlawful.
Other Agreements
You represent and agree that your performance of your duties for Mobia will not violate any agreements, obligations, or understandings that you may have with any third party or prior employer. You agree not to make any unauthorized disclosure or use, on behalf of Mobia, of any confidential information belonging to any of your former employers. You also represent that you are not in unauthorized possession of any materials containing a third party’s confidential and proprietary information. While employed by Mobia, you will not engage in any business activity in competition with Mobia nor make preparations to do so. In the event that you wish to undertake a business activity outside the scope of your employment by Mobia, which activity you believe entails no conflict with Mobia’s activities, you agree to inform Mobia of your intentions prior to the initiation of such outside business activity, and you further agree to abide by Mobia’s decision as to whether or not there is no conflict. If, in Mobia’s sole determination, a conflict exists or is likely to develop, you agree not to undertake such outside business activity.
At-Will Employment
Your employment with Mobia will be “at will” at all times, meaning that either you or Mobia will be entitled to terminate your employment at any time and for any reason, with or without Cause (as defined in the Severance Plan). Any contrary representations that may have been made to you are superseded by this Agreement. This Agreement in no way represents a fixed-term employment contract. This is the full and complete agreement between you and Mobia on this term. Although your job duties, title, compensation, and benefits, as well as Mobia’s personnel policies and procedures,

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may change from time to time, the at-will nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of Mobia.
Severability
Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provisions had never been contained in this Agreement.
Successors and Assigns
This Agreement is intended to bind and inure to the benefit of and be enforceable by you and Mobia, and your and its respective successors, assigns, heirs, executors, and administrators, except that you may not assign any of your duties under this Agreement and you may not assign any of your rights under this Agreement, without the written consent of Mobia, which shall not be withheld unreasonably.
Entire Agreement
This Agreement and the Restrictive Covenant Agreements constitute the complete, final, and exclusive embodiment of the entire agreement between you and Mobia with respect to the terms and conditions of your employment specified in this Agreement and in the Restrictive Covenant Agreements, including, without limitation, the Prior Agreement. This Agreement and the Restrictive Covenant Agreements supersede any other such promises, warranties, representations, or agreements between you and Mobia, including, without limitation, the Prior Agreement. This Agreement may not be amended or modified except by a written instrument signed by you and a duly authorized officer of Mobia.
Indemnification
You are entitled to indemnification in accordance with Mobia’s bylaws, charter, other organizational documents, applicable law, and the indemnification agreement to be entered into with Mobia in connection with Mobia’s initial public offering. You are covered as an insured under any contract of directors and officers liability insurance. This paragraph will survive any termination of your employment or of this Agreement with respect to all of your acts and omissions to act occurring during your employment.
Governing Law
This Agreement will be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law provisions thereof.

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If you choose to accept this Agreement under the terms described above, please acknowledge your acceptance by returning a signed copy of this Agreement to our attention.

Sincerely,

Mobia Medical, Inc.

Bunker Curnes, Chief Financial Officer
Agreed and Accepted:
I have read and understood this Agreement and hereby acknowledge, accept, and agree to the terms as set forth above and further acknowledge and agree that no other commitments were made to me in connection with this Agreement except as specifically set forth in this Agreement.

Richard Foust

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